Exhibit 99.1

EARNINGS RELEASE
Contact: Coralie Witter
(303) 605-1087
cwitter@chipotle.com

Chipotle first Quarter earnings per share increases 33% to $2.13 on revenue increase of 7.4%

Denver, Colorado –  (PR Newswire)  – April 25, 2018– Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2018.

Overview for the three months ended March  31, 2018 as compared to the three months ended March  31, 2017:

•	Revenue increased 7.4% to $1.1 billion
•	Comparable restaurant sales increased 2.2% (net of 50 basis points related to Chiptopia revenue deferral from 2017)
•	Restaurant level operating margin increased to 19.5% from 17.7%
•	Net income was $59.4 million, an increase from $46.1 million
•	Diluted earnings per share was $2.13, a 33.1% increase from $1.60
•	Opened 35 new restaurants and closed 2 restaurants

"Chipotle is a purpose driven brand with loyal customers, passionate employees, industry-leading economic potential, along with incredible brand equity, and craveable food with integrity, all built over the last 25 years,” said Brian Niccol, chief executive officer.  “While the company made notable progress during the quarter, I firmly believe we can accelerate that progress in the future.  We are in the process of forming a path to greater performance in sales, transactions, margins and new restaurants.  This path to performance will be grounded in a strategy of executing the fundamentals while introducing consumer-meaningful innovation across the business.  It will also require a structure and organization built for creativity, action and accountability.  Finally, Chipotle will have a culture that is centered on running great restaurants, putting the customer first, innovating for today and tomorrow, supporting each other, and delivering on commitments.  The future will be meaningful at Chipotle.”

Results for the three months ended March 31, 2018

Revenue for the quarter was $1.1 billion, up 7.4% from the first quarter of 2017.  The increase in revenue was driven by new restaurant openings and to a lesser extent from an increase in comparable restaurant sales. Comparable restaurant sales increases were attributable to an increase in average check, including a 4.9% benefit from menu price increases that have been taken in almost all our restaurants over the past twelve months, partially offset by fewer transactions in our restaurants. We opened 35 new restaurants during the quarter, and closed two restaurants, bringing the total restaurant count to 2,441.

Food costs were 32.4% of revenue, a decrease of 140 basis points as compared to the first quarter of 2017.  The benefit from menu price increases and decreased paper cost and usage were partially offset by higher costs associated with preservative-free tortillas.

Restaurant level operating margin was 19.5% in the first quarter of 2018, a 180 basis point improvement from 17.7% in the first quarter of 2017. The improvement was driven by lower marketing and promotional expense, and comparable restaurant sales increases, partially offset by wage inflation at the crew and manager level.

General and administrative expenses were 6.7% of revenue for the first quarter of 2018, an increase of 20 basis points over the first quarter of 2017 primarily due to increased headcount and higher bonus expenses. These increases were partially offset by lower stock-based compensation expense as a result of forfeitures of stock during the quarter and making our annual stock grant later in the quarter than we did in the first quarter of 2017.

Our effective tax rate was 36.9% for the first quarter of 2018, which includes 810 basis points related to discrete items in the first quarter, including 700 basis points for the write-off of deferred tax assets related to prior years’ equity grants, which either expired without vesting, or vested at a lower value.

Net income for the first quarter of 2018 was $59.4 million, or $2.13 per diluted share, compared to net income of $46.1 million, or $1.60 per diluted share in the first quarter of 2017.

Our Board of Directors has also approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to up to approximately $50.2 million available as of March 31, 2018 for repurchases under a previously announced repurchase authorization, may be modified, suspended, or discontinued at any time.

Outlook

For the full year 2018, management expects:

•	Comparable restaurant sales increases in the low-single digits
•	130 to 150 new restaurant openings
•

An estimated effective full year tax rate of approximately 32.5% - 33.5%, with quarterly tax rates of around 29% in the second and third quarters and up to as high as 38.5% in the fourth quarter as a result of an additional anticipated write-off of deferred tax assets associated with stock-based compensation awards.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss its first quarter 2018 financial results on Wednesday, April 25, 2018, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder and executive chairman, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, the land, and the people who produce them. Chipotle prepares its food using real, wholesome ingredients and without the use of added colors, flavors or other additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and as of March 31, 2018, operated more than 2,400 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements of our ability to improve financial performance as well as statements under the heading “Outlook” of our expected comparable restaurant sales, number of new restaurant openings, and effective tax rate for 2018, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  supply chain risks; risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks related to our ability to effectively manage our growth; risks associated with our recent leadership changes and our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2018		2017
Revenue	$1,148,397	100.0%	$1,068,829	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	371,915	32.4	361,795	33.8
Labor	318,863	27.8	287,851	26.9
Occupancy	85,256	7.4	78,962	7.4
Other operating costs	148,069	12.9	150,609	14.1
General and administrative expenses	77,063	6.7	69,441	6.5
Depreciation and amortization	46,915	4.1	39,279	3.7
Pre-opening costs	2,649	0.2	4,069	0.4
Loss on disposal and impairment of assets	4,859	0.4	3,650	0.3
Total operating expenses	1,055,589	91.9	995,656	93.2
Income from operations	92,808	8.1	73,173	6.8
Interest and other income, net	1,394	0.1	1,188	0.1
Income before income taxes	94,202	8.2	74,361	7.0
Provision for income taxes	(34,756)	(3.0)	(28,241)	(2.6)
Net income	$59,446	5.2%	$46,120	4.3%
Earnings per share:
Basic	$2.13		$1.60
Diluted	$2.13		$1.60
Weighted-average common shares outstanding:
Basic	27,911		28,750
Diluted	27,950		28,850

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$231,838	$184,569
Accounts receivable, net	26,691	40,453
Inventory	17,404	19,860
Prepaid expenses and other current assets	55,742	50,918
Income tax receivable	-	9,353
Investments	298,764	324,382
Total current assets	630,439	629,535
Leasehold improvements, property and equipment, net	1,343,717	1,338,366
Long term investments	49,375	-
Other assets	51,974	55,852
Goodwill	21,939	21,939
Total assets	$2,097,444	$2,045,692
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$99,001	$82,028
Accrued payroll and benefits	110,268	82,541
Accrued liabilities	149,409	159,324
Income tax payable	8,642	-
Total current liabilities	367,320	323,893
Deferred rent	321,900	316,498
Deferred income tax liability	6,549	814
Other liabilities	37,630	40,042
Total liabilities	733,399	681,247
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2018 and December 31, 2017, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, 35,883 and 35,852 shares issued as of March 31, 2018 and December 31, 2017, respectively	359	359
Additional paid-in capital	1,317,238	1,305,090
Treasury stock, at cost, 8,057 and 7,826 common shares at March 31, 2018 and December 31, 2017, respectively	(2,406,434)	(2,334,409)
Accumulated other comprehensive income (loss)	(3,628)	(3,659)
Retained earnings	2,456,510	2,397,064
Total shareholders' equity	1,364,045	1,364,445
Total liabilities and shareholders' equity	$2,097,444	$2,045,692

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31,
	2018	2017
		(as adjusted)(1)
Operating activities
Net income	$59,446	$46,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,915	39,279
Deferred income tax (benefit) provision	5,683	(3,107)
Loss on disposal and impairment of assets	4,859	3,650
Bad debt allowance	-	180
Stock-based compensation expense	12,097	16,456
Other	(320)	(8)
Changes in operating assets and liabilities:
Accounts receivable	13,767	18,693
Inventory	2,451	(3,737)
Prepaid expenses and other current assets	(4,793)	(2,928)
Other assets	3,855	(401)
Accounts payable	17,242	708
Accrued liabilities	18,831	(3,693)
Income tax payable/receivable	18,012	29,751
Deferred rent	5,420	8,882
Other long-term liabilities	(2,349)	745
Net cash provided by operating activities	201,116	150,590
Investing activities
Purchases of leasehold improvements, property and equipment	(57,524)	(57,088)
Purchases of investments	(168,749)	-
Maturities of investments	145,000	-
Net cash used in investing activities	(81,273)	(57,088)
Financing activities
Acquisition of treasury stock	(72,626)	(59,137)
Stock plan transactions and other financing activities	(22)	6
Net cash used in financing activities	(72,648)	(59,131)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(24)	173
Net change in cash, cash equivalents, and restricted cash	47,171	34,544
Cash, cash equivalents, and restricted cash at beginning of period	214,170	116,370
Cash, cash equivalents, and restricted cash at end of period	$261,341	$150,914

(1) Balances were adjusted due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” as discussed in further detail in Item 1. “Financial Statements,” in our Form 10-Q.

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30	Jun. 30,	Mar. 31,
	2018	2017	2017	2017	2017
Number of restaurants opened	35	38	38	50	57
Restaurant relocations/closures	(2)	(4)	(3)	(2)	(16)
Number of restaurants at end of period	2,441	2,408	2,374	2,339	2,291
Average restaurant sales	$1,941	$1,940	$1,948	$1,957	$1,931
Comparable restaurant sales increase	2.2%	0.9%	1.0%	8.1%	17.8%